        As filed with the Securities and Exchange Commission on January 26, 1998
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       GLOBAL VILLAGE COMMUNICATION, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            DELAWARE                                      94-3095680
    (STATE OF INCORPORATION)                           (I.R.S. EMPLOYER
                                                    IDENTIFICATION NUMBER)

                             1144 EAST ARQUES AVENUE
                               SUNNYVALE, CA 94086
                                 (408) 523-1000
          (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                   NEIL SELVIN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       GLOBAL VILLAGE COMMUNICATION, INC.
                             1144 EAST ARQUES AVENUE
                               SUNNYVALE, CA 94086
                                 (408) 523-1000
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                    Copy to:
                                 ALAN K. AUSTIN
                                MARK L. REINSTRA
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (415) 493-9300


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement become effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                   CALCULATION OF REGISTRATION FEE
===================================================================================================
           TITLE OF              AMOUNT TO BE        PROPOSED         PROPOSED       AMOUNT OF,
        EACH CLASS OF             REGISTERED         MAXIMUM          MAXIMUM       REGISTRATION
        SECURITIES TO                                OFFERING        AGGREGATE           FEE
        BE REGISTERED                                 PRICE           OFFERING
                                                   PER SHARE(1)       PRICE(1)
===================================================================================================
Common Stock, 0.001 par value    142,392 shares        $1.75         $249,186.00        $73.51
===================================================================================================

(1) Estimated solely for purposes of calculation of the registration fee based on the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on January 22, 1998.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

PROSPECTUS

                                 142,392 SHARES

                       GLOBAL VILLAGE COMMUNICATION, INC.

                                   ----------

                                  COMMON STOCK
                               ($0.001 PAR VALUE)

                                   ----------

        This Prospectus relates to 142,392 shares (the "Shares") of Common Stock, $0.001 par value (the "Common Stock"), of Global Village Communication, Inc., a Delaware corporation (the "Company"). The Shares may be offered by certain shareholders of the Company (the "Selling Shareholder") from time to time in transactions on the Nasdaq National Market System, in privately negotiated transactions or otherwise at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares were issued in connection with a stock puchase transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof (the "Private Offering"). See "Selling Shareholder" and "Plan of Distribution."

        The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholder will be borne by such Selling Shareholder. The Company and the Selling Shareholder have each agreed to indemnify the other against certain liabilities, including certain liabilities under the Securities Act.

        The Common Stock is traded on the Nasdaq National Market under the symbol "GVIL." On January 22, 1998, the closing price of the Common Stock on the Nasdaq National Market was $1.8125.

        SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

        The Selling Shareholder and any broker executing selling orders on behalf of the Selling Shareholder may be deemed to be an underwriter within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                                   ----------

      THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this Prospectus is January 26, 1998.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THE SHARES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

        The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

        The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:

        (1) the Company's Quarterly Report on Form 10-Q for the fiscal quarters ended June 30, 1997 and September 30, 1997;

        (2) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997; and

        (3) the description of the Company's Common Stock offered hereby contained in the Company's Registration Statement on Form 8-A dated January 24, 1994.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed documents which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in a subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement.

        The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to the Company at 1144 East Arques Avenue, Sunnyvale, CA 94086. The Company's telephone number at that location is (408) 523-1000.

                                   THE COMPANY

        The Company is a leader in the design, development and marketing of easy-to-use integrated communications products for personal computers with Windows, Macintosh, OS/2 and DOS operating systems. The Company's products enable mobile, home office and networked computer users in small- to medium-sized organizations to access the Internet and other information services, connect to a remote organization's internal network, send and receive faxes and e-mail from their computers and communicate efficiently with colleagues, customers and suppliers.

        The Company was incorporated in California in 1989. The Company reincorporated in Delaware in March 1994 in connection with the initial public offering of its Common Stock. The Company's principal executive offices are located at 1144 East Arques Avenue, Sunnyvale, California 94086 and its telephone number at that address is (408) 523-1000. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol GVIL.

                                  RISK FACTORS

        This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

        The Company has in the past experienced and in the future may experience significant fluctuations in annual and quarterly operating results that may be caused by many factors including, among others, the introduction or enhancement of products by Apple Computers, Inc. ("Apple"), IBM-compatible personal computer
(PC) manufacturers, the Company or its competitors; customer acceptable of, and transition to, 56 Kbps products, including the Company's 56 Kbps product line; the sales rates of Apple Macintosh personal computers and PCs; the size and timing of individual orders; market price reductions; product returns; market acceptance of new products and technology; risks related to delays in product development; introductions of new technologies or standards; seasonality of revenues; customer order deferrals, accelerations, and payments of accounts receivable in anticipation of new products; changes in the Company's operating expenses; performance of the Company's distributors and suppliers; mix of products sold; quality control of the Company's products; and general economic conditions. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

        Because the Company generally ships products within a short period after receipt of an order, the Company does not usually have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. The Company's expense levels are based in part on its expectations as to future revenues. Therefore, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand in relation to the Company's expectations or any material delay of customer orders would have an almost immediate adverse effect on the Company's results of operations. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE

        The industry in which the Company competes generally is subject to short product life cycles. In this regard, the Company traditionally has experienced a reduction in the average selling prices of its products as the time from product introduction elapses. The Company routinely institutes significant price reductions and/or rebates with respect to substantially its products and expects that competitive pressures will continue to necessitate price reductions. This is illustrated by the decline in the suggested retail price of the Company's TelePort Platinum product from $171 to $139 during the 1997 fiscal year. In particular, the Company expects the trend of reduced average selling prices for its individual use products to continue during fiscal 1998. There can be no assurance that the trend of reduced average selling prices will not accelerate during fiscal 1998.

        The market for personal computer communications products is characterized by continual change and improvement in hardware and software technology resulting in short product life cycles. The Company's success will depend on its ability to enhance its current products, develop new products on a timely and cost-effective basis that meet changing customer needs and respond to emerging industry standards and other technological changes. In particular, the Company must adapt its products to the evolving technological standards of the various computer platforms and new technical standards resulting from increases in data transmission speed and wireless communication, as well as new form factors such as PCMCIA. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delay in product development or introduction, would have a material adverse effect on the Company's results of operations. Due in part to the factors described above, the Company is subject to the risk that its inventories may rapidly become obsolete or that the Company may carry quantities of certain products that exceed current or projected demand. While the Company writes down inventory that it considers to be excessive or obsolete, the Company has in the past recorded inventory write-downs in excess of available reserves. There can be no assurance that the Company's recorded allowances for such write-downs will be adequate in the future, and material write-downs could have a material adverse effect on the Company's results of operations. In addition, products as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that despite testing by the Company and by current and potential customers, errors will not be found in new products after commencement or commercial shipments resulting in a delay in market acceptance or a recall of such products.

DEPENDENCE ON APPLE MACINTOSH FAMILY OF COMPUTERS; ADVERSE AFFECT OF REDUCED APPLE SALES

        A substantial majority of the Company's sales to date have been derived from products designed for use with the Apple Macintosh family of personal computers, including the Macintosh desktop series of computers and the PowerBook series of portable computers. Therefore, the Company is substantially dependent on the sale of Apple Macintosh computers and the development and sale of new Apple computers. Due to continued weakness in demand for Apple products, expected continuing pricing pressures and new product introductions by the Company's competitors, the Company expects that revenues from its products for the Apple Macintosh family could remain flat or decrease in future periods, which would have a material adverse effect on the Company's business and results of operations unless the Company can generate sufficient revenues from its PC and other products to compensate for any shortfall in revenues from its Apple products. The market for personal computers is extremely competitive and rapidly changing. There can be assurance that personal computers competing with the Apple Macintosh family of computers will not displace the Macintosh products or reduce their growth as such personal computers are enhanced in their functionality, evolve to support technologically superior applications or otherwise become economically more attractive.

        Apple, in the past, has experienced difficulty in making the transition associated with the development, manufacturing, marketing and sale of certain new computers. In this regard, the Company anticipates that there will be ongoing transitions within the Apple product line. These transitions will subject the Company to the risks that (i) potential customers will defer purchases of current products as a result of, among other things, speculation or premature announcements about new products, discontinuance of product lines or corporate restructuring; (ii) the products will not be successfully received in the marketplace; and (iii) Apple will be unable to adequately meet demand for the new products. The inability of Apple to successfully develop, manufacture, market, sell or make the transition to new products, including, among other things, new PowerBook products and new desktop computers, would have a material adverse effect on the Company's results of operations. In addition, sales of the Company's products in the past have been adversely affected by the announcement by Apple of new products with the potential to replace existing products.

DEPENDENCE ON RELATIONSHIP WITH APPLE

        The Company relies on its working relationship with Apple, which has included and includes collaborative product development, sharing of information, product sales to Apple and licensing of Apple technology. Apple is not contractually obligated to continue such collaborative development or information sharing activities and could discontinue such activities at any time. In addition, Apple is not contractually obligated to renew its licenses with the Company or purchase the Company's products. Apple is collaborating with other vendors of communications products that compete with the Company's products, and Apple may elect not to renew its licenses with the Company in the future. The Company, has in the past, experienced interruptions in the sale of its products to Apple, and there is no guarantee that these sales will continue. The Company's strategy of developing products compatible with the Macintosh family of products is substantially dependent on the Company's ability to gain pre-release access to, and to develop expertise in, current and future Macintosh product developments by Apple. There can be no assurance that Apple will continue to cooperate with the Company, and the inability of the Company to maintain and further develop its relationship with Apple would have a material adverse effect on the Company's results of operations. There can be no assurance that Apple will not initiate product repair/recall programs in the future for its Macintosh computers, which if it did, would have an adverse impact on revenues of the Company.

        In May 1996, Apple announced a repair program for its Powerbook 5300 and 190 laptop computers which was effectively a recall of defective Apple Macintosh computers. As a result of the repair program, the Company experienced significantly reduced sales of its products. Sales of such products have not returned to the levels achieved prior to Apple's announcement and the Company does not believe that it will achieve such sales levels in the foreseeable future. The Company therefore expects that revenues and/or gross margins from its products for the Apple Macintosh family could decrease in future periods, which would have a material adverse effect on the Company's business and results of operations unless the Company can generate sufficient revenues and/or gross margins from other products to compensate for any shortfall in revenues from its Apple platform products. Any price reduction or decrease in sales volume could have a material adverse effect on the Company's results of operations.

RELIANCE ON SINGLE PRODUCT LINE; NEW PRODUCT ACCEPTANCE

        To date, a substantial majority of the Company's revenue has been attributable to sales of its TelePort and PowerPort product lines for the Apple Macintosh family of computers, and the Company expects that sales of these products will account for a majority of its revenue for the foreseeable future. The Company's future financial performance will depend in part on the successful development, introduction and customer acceptance of new and enhanced versions of its TelePort and PC Card products (including PowerPort), the Company's ability to successfully reduce or control various operating expenses as well as the Company's ability to generate increased sales of products for Windows-based computers or other products. Though the Company continually seeks to further enhance its product offerings and to develop new products, there can be no assurance that these development efforts will result in enhanced or new products being introduced on a timely basis, or that any such product enhancements or new products will achieve market acceptance. In addition, the announcement by the Company of new products with the potential to replace current products may cause customers to defer purchasing the Company's current products which could have a material adverse effect on the Company's results of operations. There can be no assurance that the Company will be successful in developing new products or enhancing its current products on a timely basis, or that such new products or product enhancements will achieve market acceptance.

MARKET ANTICIPATION OF NEW PRODUCTS, NEW TECHNOLOGIES OR STANDARDS, OR LOWER PRICES

        Since the environment in which the Company operates is characterized by rapid new product and technology introductions and generally falling prices for existing products, the Company's customers may from time to time postpone purchases in anticipation of such new product introductions or lower prices. If such anticipated changes are viewed as significant by the market, such as the introduction of faster modem technologies, then this may have the effect of temporarily slowing overall market demand and negatively impacting the Company's operating results. For example, the recent industry announcements of modems based on 56Kbps technology may have caused such an effect in the first nine months of fiscal 1998. Moreover, the existence of two competitive implementations of the new 56Kbps technology, X2 and K56Flex, may have the effect of confusing and slowing the market. The existence of two competing protocols may result in customers delaying purchases until a single standard emerges. Consequently, delays in the market acceptance of new 56Kbps technology based modems could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

        The market for the Company's products is intensely competitive and is characterized by rapidly changing technology, evolving industry communication standards and frequent new product introductions. A number of competitors, including U.S. Robotics, Diamond Multimedia, Hayes, Shiva, Zoom, and 3Com, among others, offer products that compete with one or more of the Company's products. Other companies in the personal computer industry, such as modem vendors, remote access server vendors, communication software vendors, microprocessor and chip set suppliers, networking equipment suppliers, fax machine manufacturers, personal computer manufacturers and telecommunications companies, could seek to expand their product offerings by designing and selling products using competitive technology that could render obsolete or have a material adverse effect on sales of the Company's products.

        Apple currently offers products that compete directly or indirectly with the Company's products and can be expected to introduce additional competitive products in the future. Apple currently bundles modems and communications software with certain of its computers, and the Company anticipates that Apple will continue to bundle such products in the future. In addition, Apple may further enhance communications functionality within its desktop or portable computers. Any such additional bundling or enhancement by Apple would have a material adverse effect on the Company's financial condition and results of operations.

        Many of the Company's competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. In addition, the market for the Company's products is characterized by significant price competition, and the Company expects that it will face increasing pricing pressures from its current competitors. Accordingly, there can be no assurance that the Company will be able to provide products that compare favorably with the products of the Company's competitors or that competitive pressures will not require the Company to further reduce its prices. Any material reduction in the price of the Company's products could negatively affect gross profit as a percentage of net revenue and could require the Company to increase unit sales in order to maintain net revenue. There can be no assurance, however, that the Company would be able to increase its unit sales or maintain its present level of net revenue. Any failure to so increase unit sales or maintain the Company's net revenue would have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE ON MANUFACTURERS

        The Company's manufacturing operations consist primarily of turnkey managers, program managers, quality assurance, packaging and shipping personnel. For substantially all of its hardware assemblies, the Company purchases fully manufactured and tested units from CMC, a "turnkey" manufacturing subcontractor. Components and manufacturing services from the Company's suppliers are obtained on an as-needed basis. To date, the Company's turnkey manufacturer has provided credit to the Company as part of its relationship to manufacture the Company's products. While the Company believes its relationship with its turnkey manufacturer is good, if such party were to change its policies regarding providing credit to the Company, the Company could be required to expend additional funds for the production of its products, which could materially adversely affect the Company's financial condition. While the Company believes that there are a number of alternative contract manufacturers that could produce the Company's products, it could take a significant period of time and result in significant additional expense to qualify an alternative subcontractor and commence manufacturing in the event of a reduction or interruption of production. Therefore, the company is highly dependent on its continued relationship with its turnkey manufacturing subcontractor and any reduction, interruption or termination of this relationship could have a material adverse effect on the operating results of the Company.

DEPENDENCE ON SUPPLIERS

        The Company is dependent on sole or limited source suppliers for certain key components used in its products, particularly the modem chip sets designed and manufactured by Rockwell International and Texas Instruments. The Company has no guaranteed supply arrangements with its sole or limited source suppliers. The Company at times in the past has experienced delays in its ability to manufacture sufficient product to meet demand due to the inability of certain suppliers to meet the Company's volume and schedule requirements. There can be no assurance that the Company's suppliers will be able to meet the Company's volume and scheduling requirements in the future. Any failure of such a supplier to meet such requirements could have a material adverse effect on the Company's business and results of operation and working capital.

RELIANCE ON DISTRIBUTORS

        A majority of the Company's net revenue is derived from sales to distributors that are not under the direct control of the Company. These distributors carry multiple product lines and could reduce their support of the Company's products in favor of a competitor's products or for any other reason. The loss of any of the Company's major distributors would have a material adverse effect on the Company's business, financial condition and results of operations. Therefore, the Company is exposed to the risk of product returns from distributors and direct reseller customers. There can be no assurance that the Company's recorded allowances for returns will be adequate and a material increase in returns over historical rates would have a material adverse effect on the Company's results of operations.

RISKS OF INVENTORY OBSOLESCENCE

        As a result of changing technology and market factors, the Company is subject to the risk that its inventories may rapidly become obsolete or that the Company may carry quantities of certain products that exceed current or projected demand. While the Company has written down inventory that it considers to be excess or obsolete, there can be no assurance that the Company's recorded allowances for such write-offs and returns will be adequate, and a material increase in such write-offs and returns over historical rates could have a material adverse effect on the Company's results of operations.

INTERNATIONAL SALES

        International sales represented approximately 15%, 19%, and 11% of the Company's net revenue in fiscal 1997, 1996, and 1995, respectively. The Company utilizes distributors in Europe, the Middle East, Australia and Asia. There can be no assurance that the Company will be able to maintain or increase international demand for the Company's products or that the Company's distributors will be able to effectively meet that demand. Global Village generally requires its distributors to commit to a minimum sales volume and to provide local support, marketing and sales coverage for their specific territory. In addition to regulatory approval requirements, each country has local competitors with significant market share. In January 1995, the Company created a European subsidiary, Global Village Communication Europe B.V. to support its distribution channels in the sale, marketing and support of its products.

        Additional risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, difficulties managing international distributors, potentially adverse tax consequences, repatriation of earnings, the burdens of complying with a wide variety of foreign laws and changes in demand resulting from fluctuations in exchange rates. In addition, the laws of certain foreign countries do not provide protection for the Company's intellectual property to the same extent as do the laws of the United States.

DEPENDENCE ON KEY PERSONNEL; ATTRACTION OF NEW MANAGEMENT

        The Company's future success depends to a significant extent on its senior management and other key employees, including key development personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on the Company's results of operations. The Company has no employment agreements with any of its key employees. The Company believes that its future success will depend in large part on its ability to attract and retain additional key employees. Competition for such personnel in the computer industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. If the Company were to fail to replace or retain its key employees or attract additional key employees, the Company's results of operations could be materially adversely affected.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

        The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company has no patents or patent applications pending. The Company seeks to protect its hardware, software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

        The Company seeks to protect its brand names under trademark and unfair competition laws. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

        The Company believes that, due to the rapid pace of innovation within the communications software industry, the Company's success in establishing and maintaining a technological leadership position is likely to depend more upon the technological and creative skills of its personnel, continued innovation, its marketing skills and customer support than on the various legal means of protection its existing technology.

        The Company is aware of products in addition to its own that are marketed under the trademarks "PowerPort," "TelePort," "GlobalFax," "Focal Point," and "OneWorld." The Company also is aware of a company that operates under and has a trademark name for the name "Global Villages" and provides computer-related services. There can be no assurance that litigation with respect to these trademarks will not be instituted by any third parties. If any such litigation were successful, the Company could be required to pay damages and cease all use of a particular trademark. There can be no assurance that any loss of the right to use a trademark would not reduce sales of the Company's products. In any event, even if the Company were successful in any such litigation, the legal and other costs associated with such litigation could be substantial. As is customary in the Company's industry, the Company from time to time receives communications from third parties asserting that the Company's products infringe, or may infringe, the proprietary rights of third parties or seeking indemnification against such infringement. There can be no assurance that any such claims would not result in protracted and costly litigation.

VOLATILITY OF STOCK PRICE

        The market price of the Company's Common Stock has been volatile and trading volumes have been relatively low. Factors such as variations in the Company's revenue, operating results and cash flow and announcements of technological innovations or price reductions by the Company, its competitors, Apple, PC manufacturers, or providers of alternative products could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, the stock markets have experienced significant price and volume fluctuations that particularly have affected technology-based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Company's Common Stock.

ANTI-TAKEOVER PROVISIONS

        The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of the Company. Furthermore, certain provisions of the Company's Certificate of Incorporation may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's Common Stock.

                               SELLING STOCKHOLDER

        The following table sets forth the names of the Selling Stockholder and the number of Shares being offered hereby. Upon completion of the offering, assuming all Shares being offered are sold, the Selling Stockholder will not own any shares of Common Stock. The Shares are being registered to permit secondary trading of the Shares, and the Selling Stockholder may offer Shares for resale from time to time. See "Plan of Distribution."

        The Shares being offered by the Selling Stockholder were acquired from the Company in a transaction exempt from the registration requirements of the Securities Act provided by Section 4(2) thereof pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") by and between the Company and the Trustees of the KNX Pension Scheme.

        The Selling Stockholder that purchased Common Stock pursuant to the Stock Purchase Agreement represented to the Company that it was acquiring the Shares for investment and not with the present intention of distributing such Shares. In lieu of granting the Selling Shareholder demand registration rights, the Company has filed with the Commission, under the Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares.

                                                              Shares
                                                        Beneficially Owned
                                                       Prior to Offering(1)    Number of
                                                       --------------------  Shares Being
                Shareholders                            Number      Percent     Offered
-----------------------------------------              -------      -------  ------------
The Trustees of the KNX Directors Pension
    Scheme                                             142,392(2)      *        142,392

             TOTAL                                     142,392(2)      *        142,392

--------------------

(1) Based on 16,981,163 shares of common stock issued and outstanding as of December 15, 1997.

(2) Does not include 551,545 shares beneficially held by Michael O'Neil, the beneficiary of the KNX Directors Pension Scheme, which shares constitute approximately 3.2 percent of the Company's issued and outstanding common stock.

*   Less than one percent.

                              PLAN OF DISTRIBUTION

        The Company has been advised by the Selling Stockholder that it or its donees or transferees intend to sell all or a portion of the Shares offered hereby from time to time on the Nasdaq National Market, in privately negotiated transactions or otherwise, and that sales will be made at fixed prices that may be changed, at market prices prevailing at the times of such sales, at prices related to such market prices or at negotiated prices. The Selling Stockholder or its donees or transferees may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Stockholder or its donees or transferees and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

        Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder or its donees or transferees (and, if they act as agent for the purchaser of such Shares, from such purchaser). Brokerage fees may be paid by the Selling Stockholder or its donees or transferees, which may be in excess of usual and customary brokerage fees. Broker-dealers may agree with the Selling Stockholder or its donees or transferees to sell a specified number of Shares at a stipulated price, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder or its donees or transferees, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer's commitment to the Selling Stockholders or its donees or transferees. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq National Market in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

        The Company and the Selling Stockholder has agreed to indemnify the other against certain liabilities, including certain liabilities under the Securities Act.

        Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

        There can be no assurance that the Selling Stockholder will sell any or all of the Shares offered by it hereunder.


                                     EXPERTS

        The consolidated financial statements and schedules of the Company as of March 31, 1997 and 1996, and for each of the years in the three-year period ended March 31, 1997, all contained in the Company's Annual Report on Form 10-K for the year ended March 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

        Counsel for the Company, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, has rendered an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and nonassessable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.*


                SEC Registration Fee                      $   70
                Nasdaq listing fee                        $2,848
                Accountant's fees and expenses            $2,500
                Legal fees and expenses                   $2,500
                Miscellaneous                             $2,082
                                                          -------
                Total                                     $10,000
                                                          =======

* Represents expenses relating to the distribution by the Selling Stockholder pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Stockholder. All amounts are estimates except for the SEC Registration Fee and the Nasdaq listing fee.


Item 15.  Indemnification of Directors and Officers.

        Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Bylaws also provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law.

        The Company's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Company or its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, or for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

        The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines, and amounts paid in settlement and any other amounts that such person becomes legally obligated to pay because of any claim or claims made against or by such person in connection with any threatened, pending or completed action, suit or proceeding (including an action by or in the right of the Company) to which such person is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that such person is, was or at any time becomes a director, officer, employee or other agent of the Company, or is or was serving or at any time serves at the written request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, provided such person's conduct was not knowingly fraudulent, deliberately dishonest or did not constitute willful misconduct or a breach of such person's duty of loyalty to the Company or result of any personal profit or advantage to which such person was not legally entitled. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16.  Exhibits.

         Exhibit
         Number
         -------
            5.1    Opinion of Wilson Sonsini Goodrich & Rosati

           23.1    Consent of KPMG Peat Marwick LLP, independent auditors

           23.2    Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)

           24.1    Power of Attorney (contained on Page II-3)


Item 17.  Undertakings.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on January 15, 1998.

                                    GLOBAL VILLAGE COMMUNICATION, INC.


                                    By:  /s/ Neil Selvin
                                         ---------------------------------------
                                           Neil Selvin
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil Selvin and Marc E. Linden jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                   Title                            Date
                ---------                                   -----                            ----
/s/Leonard A. Lehmann                    Chairman of the Board                       January 15, 1998
-------------------------------------
Leonard A. Lehmann

/s/Neil Selvin                           President, Chief Executive Officer, and     January 15, 1998
-------------------------------------    Director (Principal Executive Officer)
Neil Selvin

/s/Marc E. Linden                        Chief Financial Officer, Senior Vice        January 15, 1998
-------------------------------------    President, Finance and Business
Marc E. Linden                           Development (Principal Financial and
                                         Accounting Officer)

/s/Kevin R. Compton                      Director                                    January 15, 1998
-------------------------------------
Kevin R. Compton
                                         Director
-------------------------------------
Eugene Eidenberg

/s/Kenneth A. Goldman                    Director                                    January 15, 1998
-------------------------------------
Kenneth A. Goldman

                                INDEX TO EXHIBITS


Exhibit
Number          Description

  5.1           Opinion of Wilson Sonsini Goodrich & Rosati
 23.1           Consent of KPMG Peat Marwick LLP, independent auditors
 23.2           Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit
                5.1)
 24.1           Power of Attorney (contained on Page II-3)